Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK

General

Upon the completion of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which will be undesignated. As of January 31, 2021, there were 1,274,474 shares of our common stock issued and outstanding. This amount excludes our outstanding shares of preferred stock, including shares of preferred stock issuable upon the automatic conversion of all of our outstanding convertible promissory notes, which will automatically convert into 13,805,401 shares of our common stock upon completion of this offering. Based on the number of shares of our common stock outstanding as of January 31, 2021 and assuming (i) the conversion of all outstanding shares of our preferred stock and (ii) the issuance by us of 5,882,500 shares of our common stock in this offering, there will be 20,962,375 shares of common stock outstanding and no shares of preferred stock outstanding upon the completion of this offering. As of January 31, 2021, we had approximately 125 record holders of our capital stock.

The following description of our capital stock and provisions of our sixth amended and restated certificate of incorporation and amended and restated by-laws are summaries of material terms and provisions and are qualified by reference to our sixth amended and restated certificate of incorporation and amended and restated by-laws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The descriptions of our common stock and preferred stock reflect the content of the sixth amended and restated certificate of incorporation and amended and restated by-laws that will become effective immediately prior to the completion of this offering.

Common Stock

Upon the completion of this offering, we will be authorized to issue one class of common stock. Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of our holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Except as described under the “—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws” section of this prospectus, the affirmative vote of a majority of the shares of common stock present in person or by proxy, is generally required to take action under our sixth amended and restated certificate of incorporation and amended and restated by-laws.

Stock Options

As of January 31, 2021, options to purchase an aggregate of 2,052,682 shares of our common stock at a weighted-average exercise price of $3.41 were outstanding.

Registration Rights

We entered into a Second Amended and Restated Investors’ Rights Agreement, dated as of November 27, 2019, or the Investors’ Rights Agreement, with certain holders of our capital stock. Upon the completion of this offering, the holders of 10,144,052 shares of our common stock, including shares issuable upon the automatic conversion of our convertible preferred stock, or their permitted transferees, which we refer to as our registrable securities, are entitled to rights with respect to the registration of these securities under the Securities Act. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

Under the Investors’ Rights Agreement, holders of registrable shares can demand that we file a registration statement or request that their shares be included on a registration statement that we are otherwise filing, in either case, registering the resale of their shares of common stock. These registration rights are subject to conditions and limitations, including the right, in certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and our right, in certain circumstances, not to effect a registration upon demand of the holders of registrable shares within 90 days following the effective date of any registration statement that we file covering a firm commitment underwritten public offering in which the holders of registrable shares were entitled to join and in which we effectively registered all registrable shares that were requested to be registered.

Demand Registration Rights

Following the date that is 180 days after the date of this prospectus, the holders of at least 25% of registrable securities then outstanding under the Investors’ Rights Agreement may require us to file a registration statement under the Securities Act on a Form S-1 at our expense, subject to certain exceptions, with respect to at least 40% of the registrable securities then outstanding, and we are required to effect the registration as soon as practicable, and in any event within 60 days. Any time after we are eligible to use a registration statement on Form S-3, the holders of at least 20% of our registrable securities under the Investors’ Rights Agreement may require us to file a registration statement on Form S-3 at our expense, subject to certain exceptions, with respect to the resale of their registrable shares, and we are required to effect the registration as soon as practicable, and in any event within 45 days.

Piggyback Registration Rights

If we propose to file a registration statement under the Securities Act for the purposes of a public offering of our securities (including, but not limited to, registration statements relating to a secondary offering of our securities but excluding (i) a registration statement relating to the sale of securities to employees pursuant to a stock option, stock purchase, or similar plan; (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities; or (iv) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. The underwriters of the offering will have the right to limit the number of shares to be included in such registration.

Expenses of Registration

We will pay all registration expenses, other than underwriting discounts and commissions, related to any demand or piggyback registration. The Investors’ Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders, in the event of misstatements or omissions in the registration statement attributable to us except in the event of fraud, and they are obligated to indemnify us for misstatements or omissions attributable to them.

Expiration of Registration Rights

The registration rights will terminate upon the earliest to occur of the closing of certain liquidation events, such time when all of the holder’s registrable securities may be sold without limitation (and without the requirement for us to be in compliance with the current public information requirement) under Rule 144 of the Securities Act and the fifth anniversary of the closing date of this offering.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Our sixth amended and restated certificate of incorporation and amended and restated by-laws that will take effect in connection with the completion of this offering will include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

In accordance with our sixth amended and restated certificate of incorporation, our board of directors will be divided into three classes serving three-year terms, with one class being elected each year. Our sixth amended and restated certificate of incorporation will also provide that directors may be removed only for cause and then only by the affirmative vote of the holders of majority of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, will only be able to be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

No Written Consent of Stockholders

Our sixth amended and restated certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our amended and restated by-laws will provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated by-laws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our amended and restated by-laws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures will provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our amended and restated by-laws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to By-Laws and Certificate of Incorporation

As required by the Delaware General Corporation Law, any amendment of our sixth amended and restated certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our sixth amended and restated certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, exclusive jurisdiction of Delaware Courts and the amendment of our amended and restated by-laws and sixth amended and restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our amended and restated by-laws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the amended and restated by-laws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Blank Check Preferred Stock

Our sixth amended and restated certificate of incorporation will provide for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our sixth amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Exclusive Jurisdiction of Certain Actions

Our amended and restated certificate of incorporation that will become effective upon the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any state law claim for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or by-laws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or by-laws or (5) any action asserting a claim governed by the internal affairs doctrine. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

In addition, our sixth amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Because the applicability of the exclusive forum provision is limited to the extent permitted by applicable law, we do not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We also acknowledge that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and that there is uncertainty as to whether a court would enforce an exclusive forum provision for actions arising under the Securities Act.